Exhibit 99.1

WILLBROS GROUP

Moderator: Mike Collier

March 08, 2007

9:00 a.m. EST

OPERATOR: Good morning, my name is Melissa and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Willbros Group fourth quarter 2006 and year-end conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to pose a question during this time, please press “star,” then the number “1” on your telephone keypad. If you would like to withdraw your question, press the “pound” key. Thank you.

It is now my pleasure to turn the floor over to your host, Mike Collier. Sir, you may begin your conference.

MIKE COLLIER, VICE PRESIDENT INVESTOR RELATIONS, WILLBROS: Good morning. Thank you for joining us and welcome to the Willbros Group, Inc. conference call. Today’s Willbros’ management participants are Randy Harl, President and Chief Executive Officer, Van Welch, Chief Financial Officer and myself. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our web site willbros.com and will be accessible for 12 months. A replay also will be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, March the 8th, 2007 and therefore, you’re advised that time sensitive information may no longer be accurate as of the time of any replay. Comments today contain forward-looking statements within the meeting of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts which address activities, events or developments the company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. A more comprehensive listing of risk factors, which could cause results to vary from our forward-looking statements, is included in documents filed by the company with the SEC.

Now, I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros.

RANDY HARL, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLBROS: Good morning everyone and thank you for joining us. As those of you who have followed Willbros know, this is the first conference call in six years without Mike Curran, who retired as CEO at the end of 2006. I am pleased that Mike has agreed to continue, not only as our Chairman of the Board, but also as a personal advisor and a consultant to the entire company. With this move, we retain the services and advice of one of the most experienced and respected pipeline construction executives in the world. I want to thank Mike for his leadership during a very difficult period in our company’s history and for positioning us for success in 2007 and beyond.

Yesterday, we announced our financial results for 2006. We reported a net loss for 2006 of $105.4 million or $4.70 per share. Almost 80 percent of this loss is attributable to our Nigerian operations, which we sold last month. While our annual results were disappointing, 2006 was a year of change and transition for Willbros. We spent much of our time, effort and resources reducing the risks in our portfolio and positioning the company to take advantage of one of the most robust markets I have seen in more than 30 years in the E&C business. As a result, in the fourth quarter of 2006, the revenue from North America and Oman operations increased 52 percent, with improved contract margins, compared to the third quarter of 2006. An important milestone in 2006 was the decision to sell the Nigerian operations. The Nigerian sale and recent awards in North America, which exhibit better terms and conditions and better contract margins, resulted in significantly improving the risk profile of our backlog. Equally important was implementing more sophisticated business processes and controls and obtaining the capital and financial resources necessary to win projects that fit our risk profile. Our markets in North America, where we are well positioned, continue to grow and exhibit strength. We are achieving our objective to reduce costs and are continuing to refine our business processes and controls.

In summary, we accomplished the goals we established during the fourth quarter 2006, which are as follows: we sold our Nigerian operations in February, 2007; we reduced our G&A to a run rate of six to eight percent of revenue going forward; and we delivered the revenue and contract margins per our previous guidance. We also had significant change in our executive management team as well as our board of directors. As part of a previously announced succession plan, I was elected CEO. Van Welch became our new CFO in August 2006. We also have three new board members, each of whom brings experience that supports our management team and can provide invaluable advice as we continue to develop, refine and implement our business strategy.

When I joined Willbros in January 2006, I could see the tremendous opportunities presented by the quality of our people and the strong fundamentals in the markets we serve. More specifically, I saw that Willbros was positioned to capture project opportunities in strong and growing markets in the United States, Canada and Oman. Although, we have exited the Nigerian market, we are assessing selected international opportunities, primarily in other parts of the Middle East and North Africa. The company, characterized by a great culture and our reputation for delivering a good job on time, had grown rapidly over the past six years. This rapid growth of the company, coupled with larger, more complex projects, demanded more sophisticated business processes and controls to ensure better and more consistent results. We worked diligently throughout the year to implement improved processes in the area of strategic planning, sales, bidding and proposals, procurement, contract management and financial reporting. We have also endeavored to improve our positions in the markets we address and to do this in the most cost effective manner by consolidating certain business functions. This, together with the proceeds from the sale of our interest in Nigeria, will enable us to grow our business and deliver improved financial results in 2007 and beyond. We have a number of strategic options under evaluation and we will keep you informed as we move forward. Our entire management team is committed to returning Willbros to profitability.

Early in 2006, we were confronted with a hostage-taking incident in Nigeria. This was the catalyst which led to our decision to sell our interest there. We completed the sale transaction last month and in doing so, improved the risk profile of Willbros’ backlog dramatically. The financial impact of the sale will be reflected in our 2007 first quarter financial results, which Van will discuss further. Our outlook for adding new work to our backlog remains robust. In our last call in November, we said we had $250 million in additional work, which we viewed as highly confident. We have now booked those projects and currently have a similar amount of new project awards, which we view as highly confident as our market continues to improve.

Now, Van will discuss our financial results and provide financial guidance for 2007, then I will discuss the outlook for our business and the significant opportunities we see in the years ahead. Van.

VAN WELCH, CHIEF FINANCIAL OFFICER, WILLBROS: Thanks Randy and good morning. As Randy mentioned, we reported a 2006 net loss of $105.4 million or $4.70 per share. Included in the 2006 financial results is a loss in continuing operations of $22 million and a loss of discontinued operations of $83.4 million. I will discuss the results for continuing operations first and then discuss the results of discontinued operations.

For the 12-month period ended December 31, 2006, the company reported revenue from continued operations of $543.3 million, which represents an 84 percent increase year-over-year. The increase in revenue was due to higher levels of activity in engineering construction and EPC projects primarily in North America. Contract income for 2006 was $53.8 million, resulting in a contract margin of 9.9 percent, which was an improvement over our contract margin in 2005 of 9.6 percent. G&A costs in continued operations were $53.4 million or 9.8 percent of revenue in 2006, as compared to $42.4 million or 14.4 percent of revenue in 2005. The $11 million of increased G&A costs in 2006, not only reflected higher levels of business activity in the U.S. and Canada, but also includes severance costs of $6.3 million related to executive management changes, $4.4 million associated with increases in legal and insurance costs and $400,000 in increased accounting, auditing and consulting fees. The net loss in continuing operations was $22 million or 98 cents per share in 2006 and is approximately $8.4 million less than the loss incurred on a comparable basis in 2005. For the fourth quarter 2006, the company reported revenue from continuing operations of $191.1 million, which represented a 52 percent increase from the third quarter of 2006. The increase in revenue was due primarily to the start up of new projects in the fourth quarter, which were delayed from starting in the prior quarter. Despite heavy rains and flooding at multiple job sites, contract margin in the fourth quarter 2006 increased to 11.6 percent from 9.6 percent in the third quarter of 2006. These heavy rains will have a residual impact on contract margin in the first and second quarters of 2007, as these projects are completed. G&A expenses from continuing operations in the fourth quarter of 2006 were $20.2 million, compared to $11.1 million in the prior quarter. The G&A expenses in Q4 not only reflected higher levels of business activity, but also included severance of $5 million related to executive management changes. In the fourth quarter of 2006, we delivered on our guidance of increased revenue in contract margins. Additionally, we made changes during the fourth quarter of 2006 to ensure that we will meet our expectations of G&A expenses, to be in line with previous guidance of six to eight percent of revenue beginning in 2007.

Now, I will discuss discontinued operations. Discontinued operations reported an $83.4 million loss or $3.72 per share, for the full year 2006 and a $37.2 million loss or $1.47 per share in the fourth quarter of 2006. Losses from discontinued operations are almost entirely attributable to our Nigerian operations. The operating results in Nigeria for 2006 were negatively impacted by schedule delays, increasing costs related to labor, equipment, materials and security, disputes with clients related to change orders and a lack of revenues on certain projects due to force majeure. Additionally, in the process of selling our Nigerian operations, we incurred costs to protect the value of our franchise in Nigeria by continuing to qualify for future projects and by maintaining a certain level of workforce. With the sale of the Nigerian operations occurring on February 7, 2007, the sales transaction will be recorded in our first quarter results for 2007. Due to the many variables affecting the company’s contracts and commercial negotiations in Nigeria, the final purchase price will not be determined for several months; however, we do not expect to recognize a loss on the sale.

Now a few comments on liquidity. We believe that the proceeds from the sale of our-sale of our Nigerian operations, proceeds in October from the private sale of equity and the improved cash flows from our continuing operations, will be sufficient to finance working capital and capital expenditures for our continued operations and should give us-give us the liquidity and flexibility to perform the increasing volume of projects we are currently pursuing or have in backlog. On March 5th, our cash balance was approximately $195 million, primarily as a result of cash proceeds received from the sale of our Nigerian operations.

Moving to backlog. At the end of 2006, backlog from continuing operations was $602 million, this included backlog in Canada, the United States and Oman. In Canada, we had the backlog of approximately $178 million, which is comprised of construction, maintenance and fabrication contracts. In the United States, we had approximately $132 million of construction contracts. Also, in the U.S., we continue to leverage our engineering capabilities, which resulted in approximately $256 million of backlog, associated with engineering and EPC contracts. Backlog in Oman was about $37 million. An estimated $462 million of the current backlog is scheduled to be worked off during the remainder of 2007. The year-end backlog does not include more than $210 million in new project awards subsequent to year-end, which will be in reflected in backlog at the end of the first quarter of 2007. These new awards are all in the United States.

Finally, with respect to guidance for 2007, we expect that we will achieve annual revenue in the range of $700 to $800 million, with an expected run rate of $1 billion by the end of the year. We expect contract margins to fluctuate quarter-to-quarter with the full year average to be in the range of 12 to 14 percent. As previously-as previously discussed, we continued to expect G&A, as a percentage of revenue, to be in the range of six to eight percent.

Now, I’d like to turn it back to Randy for his comments regarding the market outlook for 2007.

RANDY HARL, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLBROS: Thanks Van. Overall, the outlook for the services we provide, remains very strong, with major project opportunities in every area that Willbros has a presence. We are well positioned to capture our share of these projects, many of which are in North America. We have reviewed and updated our qualified prospects list and in March it stood at just over 10 billion, with data related only to the markets in North America, North Africa and the Middle East. We expect the pipeline infrastructure build out in the United States to continue to provide major opportunities. Our operations in Canada are continuing to benefit from the influx of capital into the developments in the oil sands. Outside of North America, our operations in the Middle East give us a valuable presence there—also the site of new, large energy investments. In North Africa, we believe the market for our services is gathering momentum and could provide opportunities similar to those we now see in North America. We believe the business cycle for our services has not peaked. We are observing high levels of activity in the expiration and development of new oil and gas fields and high levels of orders at pipe mills—both of which we see as very positive indicators.

Now, we’ll take your questions.

OPERATOR: Thank you. At this time, I would like to remind you, to pose a question press “star,” then the number “one” on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Our first question is coming from John Rogers with D.A. Davidson. Please go ahead.

JOHN ROGERS, D.A. DAVIDSON: Hi, good morning.

UNKNOWN MALE #1: Good morning, John.

UNKNOWN MALE #2: Good morning.

JOHN ROGERS: A couple of things, first of all, can you tell us what the embedded margin in your backlog is?

VAN WELCH: John, you know, in our previous call, we indicated that we wouldn’t provide embedded margin numbers, because it puts us at a competitive disadvantage of being the only publicly traded pipeline constructor in the United States. We just did an analysis and felt that that was not in our best interests to continue doing that.

JOHN ROGERS: OK, fair enough. And then—but, could you give us a sense on what you’re seeing in terms of pricing in the market?

RANDY HARL, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLBROS: Well, I think, John—this is Randy …

JOHN ROGERS: Yes.

RANDY HARL: We’ve, you know, talked about that, you know, most of last year and we continue to see, you know, pricing firming. You know, we’re seeing—you know, we saw quite a run up starting at the beginning of 2006, you know, and continuing really throughout the year. You know, I think we have seen that, you know, that level of pricing come over into 2007. You know, so it’s still very strong, is the way I would describe that.

JOHN ROGERS: OK and—I’m sorry, was gonna say something else, but the other thing is, looking out into ’07, I guess, Van, do you know what you’re capital spending budget is or can you give us some of those numbers?

VAN WELCH: Well, John, what we did in 2006, we did about a little over $12 million in capital spend. I do expect that that’s going to increase in 2007, but we’re currently evaluating that capital expenditure with the amount sales proceeds that we received from Nigeria.

JOHN ROGERS: OK …

VAN WELCH: I would expect it to go up.

JOHN ROGERS: OK, and then last question is: in terms of your fully diluted share account now, it should be about 34 million shares?

VAN WELCH: John, it’s about—it’s about 36 million.

JOHN ROGERS: 36, OK, great. Ok, thank you.

OPERATOR: Thank you and our next question is coming from Martin Malloy with Southcoast Capital.

MARTIN MALLOY, ANALYST, SOUTHCOAST CAPITAL: Good morning. Congratulations on all your accomplishments last couple months.

UNKNOWN MALE #1: Thanks Marty.

UNKNOWN MALE #2: Thanks Marty.

MARTIN MALLOY: I was wondering if you could talk a little bit about the trends in terms of what you expect on the working capital front and if, on some of these projects in North America, you’re able to get more of an upfront payment?

RANDY HARL: Well, Marty, we’re continuing to see the commercial arrangements improve with this market that we’re in. I think we found a little bit of that in Q4 and we’ll continue to see that improve as we go throughout the year in 2007. You know, I think it’s—you know, we talked about it quite a bit last year, Marty. You know, in the beginning of the year, you know, we were struggling to have neutral cash terms on our projects and by the end of the year, the customers had come around to the need to fund their projects. And so, like Van said, I believe that we’re gonna continue to see these terms and conditions throughout 2007 and beyond that won’t require us to fund these projects.

MARTIN MALLOY: OK, and then on the highly confident work you mentioned, I guess $250 million, somewhere to what you had before, is there any help you can give us in terms of when that might be awarded?

RANDY HARL: Well, I think that, you know, it’s kind of like last year, we started talking about that in November, you know, and it took until February to really get it all under control and get it booked. And that’s really because, you know, the nature of the business has changed a lot and with these changing terms and conditions, there’s an awful lot of negotiation that takes place. And, you know, I think, you know, we’ve given you guidance before that our objective is to get the best deal that we can and, you know, that doesn’t always coincide with the close of a quarter and, you know, so it’s hard to tell you with any exactness when that’s gonna happen, but I expect it within the next couple of months.

MARTIN MALLOY: Thank you.

OPERATOR: Thank you. Our next question is coming from Stephen Gengaro with Jefferies.

STEPHEN GENGARO, ANALYST, JEFFERIES: Hi. Thank you. Good morning everybody.

UNKNOWN MALE #1: Good morning, Stephen.

UNKNOWN MALE #2: Good morning, Stephen.

STEPHEN GENGARO: A couple things, if you don’t mind. The first is when you look at sort of the ’07 and ’08 sort of, you know, basically revenue guidance that you provide earlier, is that based on any material work internationally or is it basically kind of a North American number with, you know, sort of a minor international content still?

RANDY HARL: Well, it’s a—it’s a, you know, in the first part of the year—I mean, it’s we kind of got to go back to what we said about it last year, you know, when we dropped off about $500 million of backlog in Nigeria, you know, we knew that revenues were gonna come down somewhat. We expected them to start to build, which we saw in the fourth quarter. You know, it’s a lumpy business still, because it’s projects and, you know, they’re gonna get worked off according to their schedule and it’s hard to have a straight line in the business. So, we’ll see some fluctuations between quarters as we go forward. So, like Van said, we expect to build throughout the year next year, primarily building in Q3 and Q4. We have not included any international—new international work outside of Oman, you know in the first two quarters, but we are currently evaluating several things in Q3 and Q4 that could be important in taking us back to that billion-dollar level.

STEPHEN GENGARO: So, when you—you mentioned sort of lumpiness in the quarters, which is obviously normal, is there—is there anything that you can—that you see right now that you can point us to when we’re thinking about the quarters? If there are any quarters we think should be lower based on kind of existing bookings right now and sort of your current loose schedule?

RANDY HARL: Yes, I think, you know, the way to think about that is, you know, we carry over, you know, from our revenue standpoint, very strong revenue from Q4, because we had all those projects that you remember got delayed in the third quarter, got pushed into the fourth quarter and it really got going and that’s what really drove that big revenue number in the fourth quarter. Those weren’t finished, so they’ll push into the first quarter. In the second quarter of the year, if you look at the data that’s compiled by industry organizations for the top line industry, you know, one of the things all of us have seen out there is that we’re headed into a period where there’s gonna be more work than there really are people and equipment to do it, by the middle of the summer this year. But, there’s gonna be a bit of a lull here before that and I think it applies to most of the people in the industry. It’s just the way the projects are coming out. So, Q1, you know, we’ll see pretty strong, then we can see some fall off in construction and Q2 picking up very strongly in Q3 and four.

STEPHEN GENGARO: Thank you and just one final and it’s sort of a two-part question. But, you—when you look at your contracting terms now, they seem to be getting—they seem to be getting better and then when you look at sort of the effectively the margin guidance that you provided, would you be—would you be confident that that is—I mean, I guess it’s tough to kind of categorize, but sort of more secure than sort of the embedded margins guidance that we’ve kind of historically heard from Willbros, simply because of better contract terms. And then, kind of along those lines, the weather impact you saw in the fourth quarter, which kind of flows in through the first quarter, is there any way to quantify that or give us sort of a way to think about that—as sort of where margins could’ve been?

RANDY HARL: Well, I mean, you know, we can’t really do that calculation for you. So, I mean, it’s hard to say anything other than, had we had perfect weather it would have been a lot better. And, you know, it’s the kind of thing that, you know, we always face in our business and we always talk about the risks associated with what we do and weather is just one of them that we have and, you know, headed into the fourth quarter, you know, we thought we were gonna have to do dust control on all of these project, because it had been so dry in the summer and the fall and I mean the gates just opened about the time that we started and we got a lot of rain. So, I mean, we were hurt pretty significantly in the fourth quarter and that will carry over into the first quarter by that rain in our construction operation here in Texas and in Louisiana. Now, that was offset to some degree and it shows you the value of some diversification in the business by better than expected performance in Canada and in Oman. And, so, all in all, you know, you were able to hit our objectives in the fourth quarter in terms of, you know, we exceeded the revenue guidance we gave you and, you know, slightly exceeded where we said we were gonna be with regard to contract margin. So, you know, we will see, you know, first quarter would have been better had that not happened, you know, but it’s still—it was still raining in January. It has cleared up now. We’re back to work and really doing very well at this point in time and, you know, if this weather holds, it’ll be better than what we would have expected had that not happened. But, it’s really hard to answer that with any real clarity.

STEPHEN GENGARO: OK, that’s very helpful. Thank you.

OPERATOR: Thank you …

RANDY HARL: Let me just finish the terms and conditions question—I didn’t answer all of that. You know, in terms of the volatility in that backlog and in the probability of delivering that contract margin, it’s just gonna get better and better in my view. You know, not only are the terms and conditions better, we have a higher percentage of cost reimbursable work that’s starting to creep in, you know and it’s representing a larger part of that backlog and with that we reduced some of the weather risks that we have, so that should really help the volatility associated with the delivery of those margins. I think—a lot of you that have seen our presentations have seen the chart that we put up that really characterizes the backlog and I wish on a call like this we could put it out there, but if you go back a year ago to the end of 2005 and look at the components of our backlog, I mean, it was primarily Nigerian revenue that was in that backlog. Today, you know, that picture has totally changed in terms of where that work is, where it’s nearly—it’s 100 percent in North America and Oman, primarily in the U.S. and Canada. You know, so from a contract execution and administration standpoint, that greatly reduces the risk and in the terms and conditions, on top of that. So, I just wanted to give you a little more color on that we’re much more confident in the delivery of that profit out of that backlog than we would have been just a few months ago.

OPERATOR: Thank you. Your next question is coming from Dan Westscott with GSO Capital.

DAN WESTSCOTT, GSO CAPITAL: Good morning, guys.

UNKNOWN MALE #1: Good morning, Dan.

UNKNOWN MALE #2: Good morning, Dan.

WESTSCOTT: Quick question: just trying to get a little more clarity on the cap ex for the quarter. Can you guys help me out there?

VAN WELCH: We did invest—we did put some capital in place primarily in the U.S. construction business with this growth that we’ve—that we’ve had in our backlog. We felt like it was-it was better for us to go into purchase on a capital side, rather than work in a operate and lease. We got better risk adjusted rate of returns, basically, by making a capital purchase and a long-term requirement associated with that capital purchase for the work that we have out in front of us.

WESTSCOTT: Gotcha. The quarter—the distribution you guys sent out, it looks like there’s about a $4.5 million gain on investing activities. I’m trying to get a sense for how that’s a gain of cash versus a cap ex for the quarter?

VAN WELCH: We did have some sales associated with some equipment as well, that happened in Q4, which represented the gain.

WESTSCOTT: OK and when should we be expecting the 10K?

VAN WELCH: 10K should be out no later than the middle of next week.

WESTSCOTT: Great. Ok, thanks guys.

OPERATOR: Thank you. Once again, that is “star 1” on your telephone keypad to pose a question. Your next question is coming from Neil Dingman with Dahlman Rose.

NEIL DINGMAN, DAHLMAN ROSE: Good morning gentlemen.

UNKNOWN MALE #1: Good morning Neil.

UNKNOWN MALE #2: Hey Neil.

NEIL DINGMAN: Let’s say from a capitalization point, if y’all go after, you know, some additional contracts and such, I mean, are you sitting where you would want or is there—you know, I know there was a time not terribly long ago where there was a few contracts that you saw out there that maybe you just couldn’t afford to go after it at the time. Is that—is that still the case?

VAN WELCH: Well, I think with our-with our proceeds that we’ve received from the Nigeria sale as well as the private equity offering that we made back in October, I think we’re well placed to go after the projects that we have out in front of us. In addition to that, as you may recall, we did replace our credit facility—we upsized that to $100 million. It also has the capability to go from $110 to $150 million. So, I think in terms of what we have in front of us, we’re well positioned.

NEIL DINGMAN: And, kind of going forward—you look at some of these contracts, I guess, that you’re seeing out there—are you seeing the landscape more competitive these days or, you know, like I said, it seems obviously you guys are definitely making some big traction and I’m just wondering if that’s because of less competition or y’all are doing something right or kind of, you know—what I’m trying to get at.

RANDY HARL: Well, I mean, I think you have to look at the overall market and, you know, we do an awful lot of thinking about that. And, you know, when you take all these big projects that are announced that we think are gonna get done and look at the amount of equipment and the human resources it’s gonna take to do those, we think by mid this year, we’re gonna be in a situation where there’s actually more work than people and equipment to do it.

You know, which you said, some of that will probably slip, but it should lead to continuing good fundamentals in the marketplace in terms of our ability to get good terms and conditions and good, solid pricing. We see that continuing, and maybe even increasing in 2008, you know, as we look out there. So, we see, you know, unless there is something that we’re not considering now that happens, you know, this situation could continue for at least the next 12 to 24 months.

NEIL DINGMAN: Will your folks continue to be primarily obviously North America? It seems the plate’s full there, where Oman and some of these other international areas sort of have come into the picture.

RANDY HARL: Well, what I just spoke of was primarily the U.S. We see Canada as an opportunity that probably goes out with a little bit longer legs, given just the timing of the large diameter projects that have been announced there—not even considering the Arctic gas projects that will happen later on, you know, sometime out there in the future. You know, then when you look at Oman, we’re seeing much higher levels of bidding activity there. You know, and we are participating in that, so we see some growth in Oman, but the big numbers really are the U.S. and later on, Canada. You know, we mentioned North Africa as having the potential to be a market like the U.S. and I think that for sure the projects exist there to support that, but it still remains to be demonstrated that we can get those under contract with terms and conditions that would cause us to want to enter that market. You know, so it’s—I’m not being very—giving you a lot of clarity on that, but it’s just—that’s the picture that we’re dealing with today and we have people that are assigned responsibility to deal with each of these markets. And, you know, if you go back to the 10 billion that I talked about that’s on our radar screen out there, obviously, we can’t do all of that work, so, I mean, the picture that’s there for what we have an opportunity to pursue is very bright. And, you know, the other thing that I would say is that we have spent a lot of time scrubbing down those opportunities that we in that 10 billion and any of those that make up that list, have the fundamentals in terms of contract terms and conditions, gross margin and other things that we use to qualify opportunities that would say that, you know, if we were able to secure the project, it would be something that would be a good thing for Willbros.

NEIL DINGMAN: Good, now that’s helpful. Thank guys. Look forward to seeing the results.

UNKNOWN MALE #1: OK.

UNKNOWN MALE #2: Thanks Neil.

OPERATOR: Thank you. Your next question is coming from Stephen Gengaro with Jefferies.

STEPHEN GENGARO: Thank you gentlemen. Just a quick follow up. Post the sale of Nigeria—I’m not sure sort of how much of this you’ve looked at or what kind of response you’d give—but, is there—I imagine there’s gonna be some sort of post closing adjustment that you kind of referenced? Any way to tell sort of where you end up with the net proceeds or do you have a best guess at this point?

VAN WELCH: Well, one thing, Stephen, I think if you look at, we have about $112 million worth of book value associated with the operations that we sold. So, if we’re—if we’re saying that we’re going to not recognize a loss, I think you can start at that $112 million.

STEPHEN GENGARO: OK, that fair. Thank you.

OPERATOR: Thank you. Your next question is coming from John Rogers with D.A. Davidson.

JOHN ROGERS: Hi, I just wanted to follow up on your comments on Canada versus the U.S. The $178 million in Canadian backlog that you referred to, is that—almost all of that for fabricating work out of the yards and …

RANDY HARL: No, it’s a variety of things, John. And so, you know, we’re not to get into a long explanation, but our business in Canada at the moment really is oil sand centric …

JOHN ROGERS: Right.

RANDY HARL: … and if you go up there and look at, you know, the kind of work we’re doing, it is, you know, the installation and maintenance of the pipe lines that supply the fluidized sand, hot water, other components of that process to make the synthetic crude. So, there’s a lot of pipeline work inside the plants, out to the mine sites and that kind of stuff is part of that—this new construction of those kinds of things as well as the maintenance. So, you know, that’s a big component. We also have a sizeable fabrication piece that I would describe as the machine shop piece of it, you know, where we’re hard surfacing fittings and those sorts of things, building specialty equipment for the various operators up there. And that business has grown from the small shop we had in Fort McMurray to a much larger shop in Edmonton and in addition to what we’re still doing in Fort Mac. We also have the module fabrication business in Edmonton, which has taken off for us and has been very successful and we have now added to that another tenant to our strategy that we call major projects. We have gotten under contract, our first large construction project, which is in excess of $50 million U.S. now that’s currently being executed there with good results so far. And we expect a lot of the growth to come from moving into the installation of modules as well as stick building construction projects for those same operators that we’ve been so successful with on the smaller construction—pipe line construction jobs in maintenance side. So, there’s not a main line pipe line component to that business yet at this point, yet we see, you know, 10,000 kilometers of new, greater than 24 inch in diameter, main line pipe line construction that’s gonna happen over the next three to five years.

JOHN ROGERS: And of that $178 that you have now, just going back to that for a second—how much of that would you just consider ongoing maintenance type work? Is it $150 million or $125 million of that?

RANDY HARL: No, John, it wouldn’t be quite that high. Van, do we have that broken out?

VAN WELCH: I don’t have that with me, but I can get back with John.

RANDY HARL: Yes, I think, John, it’s gonna be quite a bit smaller number than that …

JOHN ROGERS: OK.

RANDY HARL: You know, those tend to roll over on a yearly basis …

JOHN ROGERS: Right.

RANDY HARL: … and, you know, if a contract can be canceled, you know, say on a 30 day basis, you know, we’re very careful about what we put in backlog on ‘em. But, you know, the nature of that kind of work is they tend to get renewed …

JOHN ROGERS: Right.

RANDY HARL: … and be very long-term relationships, even though they might be a bit deceiving from a backlog standpoint.

JOHN ROGERS: OK and is there any of that type of work in the U.S. I mean, does is less of the project driven?

RANDY HARL: Well, I think that if you think about our engineering business in Tulsa …

JOHN ROGERS: Yes.

RANDY HARL: We have a number of frame (ph) agreements that really have grown to, you know, really our capacity to support ’em. Where, you know, a customer comes into us and says “look, in this part of our system, we want you to take over, you know, all of the small capital construction, demodel necking (ph), small project work that we have.” And so, we do the engineering. We do the procurement. We do the site management. We do the subcontracting. You know, we really become the owner in that case. We are his ability to get that work done and those projects have very similar characteristics to the maintenance business. So, we do have quite a bit of our engineering business that’s based on those kinds of arrangements.

JOHN ROGERS: OK. Thank you.

VAN WELCH: Hey John?

JOHN ROGERS: Yes?

VAN WELCH: This is Van. I’m just looking at some details. It looks like about $75 million of that backlog is associated with maintenance.

JOHN ROGERS: OK, great. Thank you.

OPERATOR: Thank you. There appears to be no further questions at this time. I would like to turn the floor back over to Randy Harl for any closing comments.

RANDY HARL: We have come a long way this year—this last year. Our existing backlog is primarily North America and with the sale of Nigeria, we have significantly reduced the risk profile of our backlogs. The current strong market fundamentals in North America allow us the opportunity to improve our margins and contract terms and conditions, which should translate into better profitability. As we enter our 100th year, Willbros has the culture, people and opportunities to deliver a good job on time. Our challenge is to focus our people and capital to markets which provide the best risk adjusted returns and execute the quality backlog we now have. As I said earlier, the entire Willbros’ team is focused and committed to returning Willbros to profitability. Thank you for your continued support.

OPERATOR: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time and have a wonderful day.

END